Exhibit 99.1

Verizon’s Separate Telephone Operations

Condensed Combined Special-Purpose Financial Statements

As of June 30, 2010 and December 31, 2009

and for the Three and Six Months Ended

June 30, 2010 and 2009

Verizon’s Separate Telephone Operations

Verizon’s Separate Telephone Operations

CONDENSED COMBINED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions) (unaudited)	2010	2009	2010	2009
Operating Revenues	$939	$1,031	$1,903	$2,074

Operating Expenses
Cost of services and sales (exclusive of items shown below)	355	349	693	677
Selling, general and administrative expense	311	362	673	598
Depreciation and amortization expense	183	196	363	388

Total Operating Expenses	849	907	1,729	1,663

Operating Income	90	124	174	411

Other income, net	1	—	1	—

Interest expense	(20)	(23)	(40)	(48)

Income Before Provision for Income Taxes	71	101	135	363

Income tax provision	(26)	(36)	(88)	(126)

Net Income	$45	$65	$47	$237

See Notes to Condensed Combined Special-Purpose Financial Statements

Verizon’s Separate Telephone Operations

CONDENSED COMBINED STATEMENTS OF SELECTED ASSETS, SELECTED LIABILITIES AND

PARENT FUNDING

	At June 30, 2010	At December 31, 2009
(dollars in millions)	(unaudited)
Selected Assets
Current assets
Restricted cash	$72	$—
Accounts receivable:
Trade and other, net of allowances for uncollectibles of $47 and $46	376	391
Affiliates	54	83
Materials and supplies	54	49
Deferred income taxes	55	55
Prepaid expense and other	55	68

Total current assets	666	646

Plant, property and equipment	19,551	19,426
Less accumulated depreciation	14,422	14,160

	5,129	5,266

Prepaid pension asset	2,189	2,346
Other assets	109	98

Total selected assets	$8,093	$8,356

Selected Liabilities and Parent Funding
Current liabilities
Current portion of long-term debt	$—	$375
Accounts payable and accrued liabilities:
Affiliates	42	126
Other	529	261
Other current liabilities	223	220

Total current liabilities	794	982

Long-term debt	250	250
Employee benefit obligations	1,239	1,240
Deferred income taxes	1,100	1,310
Other long-term liabilities	131	129
Parent funding	4,579	4,445

Total selected liabilities and parent funding	$8,093	$8,356

See Notes to Condensed Combined Special-Purpose Financial Statements

Verizon’s Separate Telephone Operations

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
(dollars in millions) (unaudited)	2010	2009
Cash Flows From Operating Activities
Net Income	$47	$237
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	363	388
Deferred income taxes, net	(210)	(13)
Employee retirement benefits	229	182
Provision for uncollectible accounts	33	28
Changes in current assets and liabilities:
Accounts receivable	11	(51)
Materials and supplies	(5)	(31)
Other current assets	13	14
Accounts payable and accrued liabilities	184	17
Other current liabilities	3	(36)
Other, net	(86)	(96)

Net cash provided by operating activities	582	639

Cash Flows From Investing Activities
Capital expenditures (including capitalized network software)	(205)	(279)
Net change in short-term investments	—	25
Other, net	(89)	1

Net cash used in investing activities	(294)	(253)

Cash Flows From Financing Activities
Principal repayments of borrowings	(375)	—
Net change in parent funding, allocations and intercompany reimbursement	87	(386)

Net cash used in financing activities	(288)	(386)

Net change in cash	—	—

Cash, beginning of year	—	—

Cash, end of year	$—	$—

See Notes to Condensed Combined Special-Purpose Financial Statements

Verizon’s Separate Telephone Operations

NOTES TO CONDENSED COMBINED SPECIAL-PURPOSE FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Verizon’s Separate Telephone Operations are comprised of the local exchange business and related landline activities of Verizon Communications Inc. (Verizon) in the states of Arizona, Idaho, Illinois, Indiana, Michigan, Nevada, North Carolina, Ohio, Oregon, South Carolina, Washington, West Virginia and Wisconsin, including Internet access and long distance services and broadband video provided to certain customers in those states, (collectively, the Business). The Business is comprised of portions of Verizon California Inc. and Verizon South Inc., and the stock of Contel of the South, Inc., Verizon Northwest Inc., Verizon North Inc., and Verizon West Virginia Inc. (after the transfer of certain operations, assets and liabilities of Verizon North Inc. and Verizon Northwest Inc.) and is referred to as ILECs; also included in the Business are portions of Verizon Long Distance LLC and Verizon Enterprise Solutions LLC, referred to as VLD, and Verizon Online LLC, referred to as VOL. The Business excludes all activities of Verizon Business Global LLC and Cellco Partnership (doing business as Verizon Wireless).

Verizon California Inc., Verizon Northwest Inc., Verizon North Inc., Verizon South Inc. and Contel of the South, Inc. are wholly owned subsidiaries of GTE Corporation (GTE), which is a subsidiary of Verizon. Verizon West Virginia Inc. is a wholly owned subsidiary of Verizon. Verizon Long Distance LLC, Verizon Enterprise Solutions LLC and Verizon Online LLC are indirect wholly owned subsidiaries of Verizon. ILECs, VLD, and VOL are referred to collectively as “the Companies.”

The Business has one reportable segment, servicing a territory consisting of Local Access and Transport Areas (LATAs) in Arizona, Idaho, Illinois, Indiana, Michigan, Nevada, North Carolina, Ohio, Oregon, South Carolina, Washington, West Virginia and Wisconsin. These LATAs are generally centered on a city or based on some other identifiable common geography. The Business includes regulated carrier and unregulated business in all thirteen states, consisting principally of:

•	local wireline customers and related operations and assets used to deliver:

•	local exchange service,

•	intraLATA toll service,

•	network access service,

•	enhanced voice and data services, and

•	products at retail stores;

•	consumer and small business switched long distance customers (excluding any customers of Verizon Business Global LLC);

•	dial-up, high speed Internet (or Digital Subscriber Line) and fiber-to-the-premises Internet service provider customers; and

•	broadband video in certain areas in Indiana, Oregon and Washington.

Many of the communications services we provide are subject to regulation by the state regulatory commissions of Arizona, Idaho, Illinois, Indiana, Michigan, Nevada, North Carolina, Ohio, Oregon, South Carolina, Washington, West Virginia and Wisconsin, with respect to intrastate rates and services and other matters. In Idaho, we have made the election under a statutory amendment into a deregulatory regime that phases out all price regulation. The Federal Communications Commission regulates rates that we charge long-distance carriers and end-user subscribers for interstate access services and interstate traffic. All of the broadband video services we provide, including the payment of franchise fees, are subject to regulation by state regulatory commissions or local governmental authorities.

Basis of Presentation

Financial statements had not been historically prepared for the Business, as it was not operated as a separate business and does not constitute a separate legal entity. The accompanying condensed combined special-purpose financial statements have been prepared to present the statements of selected assets, selected liabilities and parent funding, and statements of income, parent funding and cash flows of the Business in contemplation of the proposed spin-off and business combination of the Business.

Verizon’s Separate Telephone Operations

On May 13, 2009, Verizon announced plans to spin off the Business in a newly formed legal entity and that entity will then merge with and into Frontier Communications Corporation (“Frontier”) in accordance with the terms of the merger agreement. On July 1, 2010, after receiving regulatory approval, Verizon completed the spin-off of the Business to Verizon stockholders and the merger of the Business with Frontier.

The accompanying condensed combined special-purpose financial statements have been prepared in accordance with U.S. generally accepted accounting principles using specific information where available and allocations where data is not maintained on a state-specific basis within the Companies’ books and records. The allocations impacted substantially all of the income statement items, other than operating revenues, and balance sheet items with the exception of plant, property and equipment, accumulated depreciation and materials and supplies, which were maintained at the state level. These financial statements reflect all adjustments that are necessary for a fair presentation of results of operations and financial condition for the interim periods shown including normal recurring accruals and other items. The results for the interim periods are not necessarily indicative of results for the full year.

The condensed combined special-purpose financial statements include the wireline-related businesses, Internet access and long distance services provided to customers in the thirteen states in which the Business operates. All significant intercompany transactions have been eliminated.

The preparation of the financial information related to our business, which is included in the accompanying condensed combined special-purpose financial statements, was based on the following:

ILECs: For the Condensed Combined Statements of Selected Assets, Selected Liabilities and Parent Funding, plant, property and equipment, accumulated depreciation, materials and supplies and certain other assets and liabilities were determined based upon state specific records; accounts receivable were allocated based upon applicable billing system data; short-term investments, accrued payroll related liabilities and certain employee benefit obligations were allocated based on employee headcount; and accounts payable were allocated based upon applicable operating expenses. The remaining assets and liabilities were primarily allocated based upon relevant percentages of our ILECs’ revenues, operating expenses and headcount relative to the total revenues, operating expenses and headcount of each of the Verizon ILEC businesses. For the Condensed Combined Statements of Income, operating revenues and certain operating expenses were based on state specific records.

VOL: For the Condensed Combined Statements of Selected Assets, Selected Liabilities and Parent Funding, accounts receivable were calculated based on applicable operating revenues; accounts payable were calculated based on the allocated operating expenses; the remaining assets and liabilities were determined based upon state-specific records. For the Condensed Combined Statements of Income, operating revenues were determined using applicable billing system data and depreciation expense was determined based upon state-specific records. The remaining operating expenses were allocated based on the percentage of our VOL revenues relative to total Verizon VOL revenues applied to the operating expenses for total Verizon VOL.

VLD: For the Condensed Combined Statements of Selected Assets, Selected Liabilities and Parent Funding, accounts receivable were calculated based on the applicable operating revenues and accounts payable were calculated based on allocated operating expenses. Other current liabilities, which consist of advanced billings, were allocated based upon the revenue percentage of our VLD revenues relative to the total operating revenues of Verizon VLD. For the Condensed Combined Statements of Income, operating revenues were determined using applicable billing system data; operating expenses were allocated based on the percentage of our VLD revenues relative to total Verizon VLD revenues applied to the operating expenses for total Verizon VLD.

We believe the allocations used to determine selected amounts in the financial statements are appropriate methods to reasonably reflect the related assets, liabilities, revenues and expenses of our business.

We have evaluated subsequent events through July 26, 2010, the date the financial statements were available to be issued.

Verizon’s Separate Telephone Operations

Use of Estimates

The accompanying condensed combined special-purpose financial statements have been prepared using U.S. generally accepted accounting principles, which require management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates.

Examples of significant estimates include the allowance for doubtful accounts, the recoverability of plant, property and equipment and income taxes. In addition, estimates were made to determine the allocations in preparing the condensed combined special-purpose financial statements as described above.

Plant, Property and Equipment

We record our plant, property, and equipment at cost. Depreciation expense is principally based on the composite group remaining life method and straight-line composite rates. This method provides for the recognition of the cost of the remaining net investment in telephone plant, property and equipment less anticipated net salvage value, over the remaining asset lives. This method requires the periodic revision of depreciation rates.

The asset lives used are presented in the following table:

Average Useful Lives (in years)
Buildings	45
Central office equipment	5 – 11
Outside communications plant
Copper cable	15
Fiber cable	25
Poles and conduit	30 – 50
Furniture, vehicles and other	5 – 15

When depreciable telephone plant used in our wireline network is replaced or retired, the carrying amount of such plant is deducted from the respective accounts and charged to accumulated depreciation.

Network software purchased or developed in connection with related plant assets is capitalized. Interest associated with the acquisition or construction of plant assets is also capitalized. Capitalized interest is reported as a cost of plant and a reduction in interest expense.

Annually, we review the estimated useful lives of plant, property, and equipment along with the associated depreciation rates. As a result, depreciation expense decreased $13 million and $25 million during the three and six months ended June 30, 2010, compared to the same periods in 2009. The impact of the reduction of depreciation from lower depreciation rates was partially offset by growth in depreciable telephone plant and equipment from additional capital spending.

We believe that current estimated useful asset lives are reasonable, although they are subject to regular review and analysis. In the evaluation of asset lives, multiple factors are considered, including, but not limited to, the ongoing plans to roll out the broadband network, technology upgrades and enhancements, planned retirements, and the adequacy of reserves.

Income Taxes

Verizon and its domestic subsidiaries, including us, file a consolidated federal income tax return. We participate in a tax sharing agreement with Verizon and remit tax payments to Verizon based on the respective tax liability determined as if on a separate company basis. Current and deferred tax expense is determined by applying the accounting standard for income taxes to each subsidiary as if it were a separate taxpayer.

Our effective tax rate is based on pre-tax income, statutory tax rates, tax laws and regulations and tax planning strategies available to us in the various jurisdictions in which we operate.

Verizon’s Separate Telephone Operations

Deferred income taxes are provided for temporary differences in the bases between financial statement and income tax assets and liabilities. Deferred income taxes are recalculated annually at rates then in effect. We record valuation allowances if applicable to reduce our deferred tax assets to the amount that is more likely than not to be realized.

We use the deferral method of accounting for investment tax credits earned prior to the repeal of investment tax credits by the Tax Reform Act of 1986. We also defer certain transitional credits earned after the repeal. These credits are amortized over the estimated service lives of the related assets as a reduction to the Income Tax Provision.

The unrecognized tax benefits were $52 million and $58 million at June 30, 2010 and December 31, 2009, respectively. We recognize any interest and penalties accrued related to unrecognized tax benefits in income tax expense. During the three and six months ended June 30, 2010, we recognized a net after tax benefit related to interest and penalties of less than $1 million for each respective period, in the Condensed Combined Statements of Income. During the three and six months ended June 30, 2009, we recognized a net after tax expense related to interest and penalties of less than $1 million and a net after tax benefit of approximately $9 million, respectively.

Verizon and its domestic subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Business is generally no longer subject to U.S. federal and state income tax examinations by tax authorities for years before 2004. The Internal Revenue Service is currently examining the U.S. income tax returns for years 2004 through 2006. The result of the on-going examinations could have an impact on the Business. We do not anticipate that the liability for unrecognized tax benefits will change by a significant amount in the next twelve months.

Other

During the three and six months ended June 30, 2010, we recorded $12 million and $21 million, respectively, in expense and $4 million and $17 million, respectively, in capital expenditures, for costs incurred related to network, non-network software and other activities to enable the Business to operate on a stand-alone basis subsequent to the spin-off and business combination. No similar charges were recorded during the same periods in 2009. The expense is primarily included in Cost of services and sales in the Condensed Combined Statements of Income. The capital expenditures are included in Other assets in the Condensed Combined Statements of Selected Assets, Selected Liabilities and Parent Funding and Other, net cash flows used in investing activities in the Condensed Combined Statements of Cash Flows.

2.	PARENT FUNDING

(dollars in millions)
Balance at January 1, 2010	$4,445
Net income	47
Net change due to parent funding, allocations and intercompany reimbursements	87

Balance at June 30, 2010	$4,579

3.	DEBT

During the first half of 2010, $200 million of 6.375% Verizon North Inc. debentures and $175 million of 6.3% Verizon Northwest Inc. debentures matured and were repaid.

The fair value of debt is determined based on market quotes for similar terms and maturities or future cash flows discounted at current rates. The fair value of debt was $259 million and $637 million at June 30, 2010 and December 31, 2009, respectively, as compared to the carrying value of $250 million and $625 million, respectively at June 30, 2010 and December 31, 2009.

We are in compliance with all of our debt covenants.

Verizon’s Separate Telephone Operations

4.	EMPLOYEE BENEFITS

We participate in Verizon’s benefit plans. Verizon maintains noncontributory defined pension plans for many of its employees. The postretirement health care and life insurance plans for our retirees and their dependents are both contributory and noncontributory and include a limit on our share of cost for recent and future retirees.

Benefit Cost (Income)

The following table summarizes the benefit costs (income) related to our pension and postretirement health care and life insurance plans associated with the ILECs operations. Because our operating expenses associated with VLD and VOL were determined predominantly through allocations, the benefit costs for these businesses were not separable for disclosure purposes.

(dollars in millions)	Pension		Health Care and Life
Three Months Ended June 30,	2010	2009	2010	2009
Net periodic benefit cost (income)	$(21)	$(25)	$35	$42
Settlement losses	74	139	—	—

Total cost (income)	$53	$114	$35	$42

(dollars in millions)	Pension		Health Care and Life
Six Months Ended June 30,	2010	2009	2010	2009
Net periodic benefit cost (income)	$(43)	$(41)	$71	$84
Settlement losses	201	139	—	—

Total cost (income)	$158	$98	$71	$84

Pension and Benefit Charges

During the three and six months ended June 30, 2010, we recorded non-cash pension settlement losses of $74 million and $201 million, respectively, related to employees who received lump-sum distributions primarily resulting from our previously announced separation plans in which prescribed payment thresholds have been reached.

Severance Benefits

During the three and six months ended June 30, 2010, we paid severance benefits of $4 million and $5 million, respectively. At June 30, 2010, we had a remaining severance liability of $43 million, a portion of which includes future contractual payments to employees separated as of June 30, 2010.

Employer Contributions

During the three and six months ended June 30, 2010, we contributed approximately $25 million and $62 million, respectively, to our other postretirement benefit plans. We made no contributions to our qualified pension trusts during the three and six months ended June 30, 2010 and 2009. Employer contributions are included in the Other, net cash flows provided by operating activities in the Condensed Combined Statements of Cash Flows.

Savings Plans and Employee Stock Ownership Plans

Substantially all of our employees are eligible to participate in savings plans maintained by Verizon. Verizon maintains four leveraged employee stock ownership plans for its management employees. Under these plans, a certain percentage of eligible employee contributions are matched with shares of Verizon’s common stock. We recognize savings plan costs based on these matching obligations. During the three and six months ended June 30, 2010, we recorded total savings plan costs of $2 million and $6 million, respectively. We recorded total savings plan costs of $6 million and $11 million, respectively during the same periods in 2009.

Verizon’s Separate Telephone Operations

Medicare Part D Subsidy

Under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, both of which became law in March 2010 (collectively, the Heath Care Act), beginning in 2013, Verizon and other companies that receive a subsidy under Medicare Part D to provide retiree prescription drug coverage will no longer receive a Federal income tax deduction for the expenses incurred in connection with providing the subsidized coverage to the extent of the subsidy received. Because future anticipated retiree prescription drug plan liabilities and related subsidies are already reflected in our financial statements, this change requires us to reduce the value of the related tax benefits recognized in our financial statements in the period during which the Heath Care Act was enacted. As a result, we recorded a one-time, non-cash income tax charge of approximately $40 million in the first quarter of 2010 to reflect the impact of this change included in the income tax provision of our Condensed Combined Statements of Income.

5.	ESCROW AGREEMENT BY VERIZON WEST VIRGINIA

In May 2010, the Public Service Commission of West Virginia issued an order that requires Verizon West Virginia, prior to the earlier of July 6, 2010 or closing of the merger of the parent of Verizon West Virginia with Frontier Communications, to establish an escrow account funded with $72.4 million to be used for service quality initiatives. The payment was made on June 30, 2010 and is included in Restricted cash in the Condensed Combined Statements of Selected Assets, Selected Liabilities and Parent Funding and Other, net cash flows used in investing activities in the Condensed Combined Statements of Cash Flows.

6.	TRANSACTIONS WITH AFFILIATES

Our operating revenue includes transactions with Verizon for the provision of local telephone services, network access, billing and collection services, interconnection agreements and the rental of facilities and equipment. These services are reimbursed by Verizon based on tariffed rates, market prices, negotiated contract terms that approximated market rates, or actual costs incurred by us.

We reimburse Verizon for specific goods and services it provided to, or arranged for, us based on tariffed rates, market prices or negotiated terms that approximated market rates. These goods and services included items such as communications and data processing services, office space, professional fees and insurance coverage.

We also reimburse Verizon for our share of costs incurred by Verizon to provide services on a common basis to all of its subsidiaries. These costs included allocations for marketing, sales, accounting, finance, materials management, procurement, labor relations, legal, security, treasury, human resources, tax and audit services. The allocations were based on actual costs incurred by Verizon and periodic studies that identified employees or groups of employees who were totally or partially dedicated to performing activities that benefited our business, as well as on the size of our business relative to other Verizon subsidiaries. We believe that these cost allocations are reasonable for the services provided. We also believe that these cost allocations are consistent with the nature and approximate amount of the costs that we would have incurred on a stand-alone basis.

We also recognize an allocated portion of interest expense in connection with our contractual agreements with Verizon for the provision of short-term financing and cash management services. Verizon issues commercial paper and obtains bank loans to fund the working capital requirements of Verizon’s subsidiaries, including us, and invests funds in temporary investments on their behalf.

The affiliate operating revenue and expense amounts included only our ILECs’ operations. Because our operating expenses associated with VLD and VOL were determined predominantly through allocations, separate identification of the affiliate transactions was not available.

Verizon’s Separate Telephone Operations

7.	COMMITMENTS AND CONTINGENCIES

Various legal actions and regulatory proceedings are pending, to which the Companies are a party, and claims may exist which, if asserted, may lead to other legal actions. We have established reserves for specific liabilities in connection with legal and regulatory matters that we currently deem to be probable and estimable. We do not believe the ultimate resolution of pending regulatory and legal matters in future periods will have a material effect on the financial condition of the Business, but it could have a material effect on our results of operations.

From time to time, state regulatory decisions require us to assure customers that we will provide a level of service performance that falls within prescribed parameters. There are penalties associated with failing to meet those service parameters, and we, from time to time, have paid such penalties. We do not expect these penalties to have a material effect on the financial condition of the Business, but they could have a material effect on our results of operations.